EXHIBIT D-10


                                92 FERC P. 61,011


Interstate Power Company
and IES Utilities , Inc.                               Docket No. EC00-70-000


                            Order Authorizing Merger
                            ------------------------
                              (Issued July 7, 2000)

Before Commissioners: James J. Hoecker, Chairman; William L. Massey, Linda Breathitt, and Curt Hebert, Jr.

     On March 31, 2000, Interstate Power Company (Interstate Power) and IES Utilities, Inc. (IES) (collectively, Applicants) filed an application under
Section 203 of the Federal Power Act (FPA) [FN1] for Commission authorization to merge Interstate Power into IES. Upon consummation of the merger, IES will be renamed as Interstate Power and Light Company (Interstate P&L).

     Applicants, public utilities within the me aning of the FPA, provide retail and wholesale electrical services and retail natural gas services. Applicants are wholly owned subsidiaries of Alliant Energy Corporation (Alliant Energy), [FN2] a registered public utility holding company under the Public Utility Holding Company Act of 1935. Applicants' transmission systems are integrated and operated pursuant to Alliant Energy's Open Access Transmission Tariff. [FN3]

Under the Agreement and Plan of Merger, the outstanding shares of common stock of Interstate Power and IES will be canceled and Interstate P&L will issue common stock to Alliant Energy. Post-merger, Interstate P&L will operate as a division of Alliant Energy.

     Applicants state that the proposed merger is consistent with the public interest. Applicants state that the competitive effects of the proposed merger have already been addressed by the Commission in Opinion No. 419. [FN4] Interstate Power and IES commit to abide by the conditions set forth in Opinion No. 419. [FN5] Applicants contend that wholesale rates wi ll not be adversely affected by the proposed merger since the ratepayer protection mechanisms accepted by the Commission in Opinion No. 419 will remain in effect. [FN6] With regard to regulation, Applicants indicate that Alliant Energy has previously agreed to abide by the Commission's policy on intra-system transactions and each of the affected state commissions have the authority to review the proposed merger. Applicants therefore conclude that neither state nor federal regulation will be adversely affected.

Notice of the Applicants' filings was issued by the Commission, with comments, protests, and motions to intervene due by May 30, 2000. No comments were


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received. We have evaluated the proposed transaction in light of the Merger
Policy Statement. [FN7] We conclude that there are no issues that raise our concern. Accordingly, we will grant authorization of the proposed transaction.

The Commission orders:

     (A) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;
     (B) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission;
     (C) The Commission retains authority under Sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate; and
     (D) Applicants shall notify the Commission that the merger has occurred within 10 days of the date the merger is consummated.

FN1  16 U.S.C. ss. 824b (1994).

FN2 In IES Utilities, Inc., e t al., 81 FERC P. 61,187, Opinion No. 419 (1997), the Commission authorized the merger of IES, Interstate Power, Wisconsin Power & Light Company, South Beloit Water, Gas & Electric Company, Heartland Energy Services, and Industrial Energy Applications, Inc.

FN3 On March 31, 2000, the Commission authorized the transfer of operational control of certain of Applicants' jurisdictional transmission facilities to the Midwest Independent Transmission System Operator, Inc. (Midwest ISO). Alliant Energy Corporate Ser vices, Inc., 90 FERC P. 61,344 (2000).

FN4 81 FERC at p. 61,821.

FN5 Id.

FN6 The ratepayer protection offered b y Alliant Energy includes a four- year rate freeze for wholesale customers, an offer for wholesale customers to buy or lease WPL generation, a hold harmless provision to ensure that merger- related costs are not imposed on existing customers, and an offer to reduce contract terms or contract termination. Id. at p. 61,8 37.

FN7 See Inquiry Concerning the Commission's Merger Policy under the Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68, 595 (1996), FERC Statutes and Regulations P. 31,044 (1996) (Merger Policy Statement), order on reconsideration, Order No. 592-A. 62 Fed. Reg. 33, 341 (1997), 79 FERC P. 61,321
(1997).